Innodata Announces Acquisition of MediaMiser Ltd.

•	Fits with Innodata’s vision to expand in areas of Big Data and user-generated content and to accelerate development of proprietary IP
•	Enables MediaMiser to draw on Innodata’s content management and technology capabilities and global footprint to drive both synergies and growth
•	Existing and new MediaMiser customers will benefit from expanded product development and service offerings
•	MediaMiser founders and management team will continue to operate business
•	Broadens Innodata’s recurring revenue base via SaaS subscription model

NEW YORK – July 29, 2014 – INNODATA INC. (NASDAQ: INOD) today announced it has acquired MediaMiser Ltd., an Ottawa, Canada-based provider of automated, real-time traditional and social media monitoring services.

MediaMiser uses proprietary technology to monitor, aggregate, analyze and share content from more than 200,000 sources across social, traditional and digital media to provide detailed analysis reports and daily briefings to its customers, which include several Fortune 500 companies and Canadian government institutions as well as small- and medium-sized businesses.

“We are excited to be welcoming the MediaMiser team to Innodata,” said Jack Abuhoff, Chairman and CEO of Innodata. “MediaMiser has done a great job harnessing the latest technologies to develop a sophisticated and complete solution for turning large amounts of information into actionable knowledge and has succeeded in building multiple relationships of trust with leading brands. We think it is well-positioned to compete in a rapidly expanding market.”

Brett Serjeantson, CEO of MediaMiser, added, “The opportunity to leverage Innodata’s technology and content management capabilities is exactly what we need at this juncture to accelerate our growth and enhance our offerings for new and existing clients. We are extremely enthusiastic about becoming part of the Innodata team.”

Innodata completed the acquisition for a base purchase price of C$5.78 million (US$5.38 million), consisting of an upfront cash payment of C$4.40 million (US$4.10 million) and deferred payments of C$0.63 million (US$0.58 million) in July 2015 and C$0.75 million (US$0.70 million) in July 2016. In addition, MediaMiser has the opportunity to receive an earn-out of up to C$5.0 million (US$4.60 million) in May 2017 based on the extent to which it achieves certain growth-related performance milestones. Innodata has the option to pay up to 100% of the deferred amount and up to 70% of the earn-out in Innodata common shares. The company was acquired on a debt-free basis. Innodata funded the acquisition from its overseas cash balances.

MediaMiser reported C$3.90 million (US$3.60 million) in revenues for its fiscal year ended March 31, 2014, with 12 consecutive quarters of revenue growth and a three-year compounded annual revenue growth rate of 25%. Gross margins were 60%. Net loss was C$0.59 million (US$0.54 million) before C$0.26 million (US$0.24 million) in interest on debt that was not assumed by Innodata in the acquisition.

Innodata management will discuss the details of this transaction on the company’s second quarter earnings call at 11:00 AM eastern time Wednesday, July 30, 2014. Please see Innodata’s earnings announcement for call-in information.

About MediaMiser

MediaMiser is a leading provider of media monitoring and analysis software and professional services for organizations of all sizes. Through innovative web-based and mobile solutions, MediaMiser reduces the time and effort it takes to gather, analyze and distribute valuable business intelligence extracted from traditional and social media sources. For organizations that prefer to outsource, MediaMiser also provides detailed analysis reports and daily media briefings through an expert client services team.

About Innodata

Innodata (NASDAQ:INOD) is a leading provider of business process, information technology and professional services to publishers, information providers, and other enterprises that are focused on digital enablement. Customers include leading media, publishing and information services companies, as well as enterprises that are prominent in information technology, manufacturing, aerospace, defense, financial services, government, healthcare, insurance, intelligence, manufacturing and law.

Recent Innodata honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in the New York metro area, Innodata has offices and operations in the United States, the United Kingdom, Germany, Israel, India, Sri Lanka, and the Philippines.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, that contracts may be terminated by customers, projected or committed volumes of work may not materialize; our Innodata Advanced Data Solutions segment (“IADS”) is a new venture with minimal revenues that has incurred losses since inception and has recorded impairment charges for all of its fixed assets; we currently intend to continue to invest in IADS; the primarily at-will nature of contracts with our Content Services customers and the ability of these customers to reduce, delay or cancel projects; continuing Content Services segment revenue concentration in a limited number of customers; continuing Content Services segment reliance on project-based work; inability to replace projects that are completed, canceled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

We undertake no obligation to update or review any guidance or changes in status of customer contracts, client relationships, or other forward-looking information, whether as a result of new information, future developments or otherwise. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

Company Contact

Raj Jain

Vice President

Innodata Inc.

rjain@innodata.com

(201) 371-8024

or

Media Contact

Stanley or Andrew Berger

SM Berger & Company

(216) 464-6400